Exhibit 99.1

Karman Line Acquisition Corp. Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on August 27, 2026

Boca Raton, Florida, August 26, 2026 (GLOBE NEWSWIRE) – Karman Line Acquisition Corp. (Nasdaq: XTERU) (the “Company”), a special purpose acquisition company, today announced that, commencing on August 27, 2026, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) included in the Units.

The Ordinary Shares and Warrants received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “XTER” and “XTERW,” respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “XTERU.” No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Warrants.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus on sectors aligned with the creation or expansion of services and capabilities for or tangential to space based infrastructure, with a focus on the aerospace and defense sectors.

The Units were initially offered by the Company in an underwritten offering. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC acted as book-running manager for the offering, together with Clear Street LLC as co-book runner. Copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

The registration statement relating to the securities of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 17, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC, which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact

Richard Davis
KARMAN LINE ACQUISITION CORP.
Phone: (212) 207-0090
Email: rdavis@karmanlinecorp.com